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Exhibit 10.06

OMNEON VIDEO NETWORKS, INC.

AMENDED AND RESTATED LAWRENCE R. KAPLAN RETENTION AGREEMENT

        The agreement entered into as of November 1, 2002 (the "Prior Agreement") by and between Omneon Video Networks, Inc. (the "Company") and Lawrence R. Kaplan ("Executive") is hereby amended and restated on this    th day of April 2003 (the "Effective Date") as follows:

RECITALS

        WHEREAS, Executive is currently President and Chief Executive Officer of the Company;

        WHEREAS, The Company and Executive are parties to the Prior Agreement dated as of November 1, 2002 (the "Origination Date");

        WHEREAS, The Company and Executive desire to amend and restate the Prior Agreement to read as set forth in this agreement (the "Agreement"). After the execution and delivery of this Agreement the Prior Agreement shall have no further force or effect;

        WHEREAS, on September 24, 1998, the Company and Executive entered into a Loan Agreement (the "Loan Agreement") which allowed for maximum borrowings by Executive from the Company of up to an aggregate principal amount of $480,000 (the "Loan");

        WHEREAS, as of the Origination Date, the aggregate principal and interest amount outstanding under the Loan was $180,000;

        WHEREAS, the Company's Board of Directors (the "Board") believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment with the Company; and

        WHEREAS, in order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company, the Board believes that it is imperative to provide Executive with certain performance bonus opportunities and severance benefits upon Executive's termination of employment,

        NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Executive and the Company agree as follows:

        1.    Duties and Scope of Employment.

          (a)   Positions and Duties. As of the Effective Date, Executive will continue to serve as President and Chief Executive Officer of the Company; provided, however, Executive will serve as Executive Chairman of the Company if the Company hires a new Chief Executive Officer following the Effective Date. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board. As Executive Chairman, such duties will include, but not be limited to, shared responsibility for the Company's high-level customer, partner and industry relations, business development and strategic direction. The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

          (b)   Board Membership. During the Employment Term, Executive will continue to serve as a member of the Board, subject to any required Board and/or stockholder approval.

          (c)   Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

          (d)   Loan Agreement. During the Employment Term, the Loan shall continue to be governed by the terms and conditions of the Loan Agreement. Executive agrees and acknowledges that he will not make any additional loan draws under the Loan Agreement following the Effective Date.

        2.    At-Will Employment.    The parties agree that Executive's employment with the Company will remain "at-will" employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

        3.    Compensation and Benefits.

          (a)   Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $195,000 (the "Base Salary"). The Base Salary will be subject to annual review by the Board, will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding.

          (b)   Quarterly Bonuses. During each of the Company's fiscal years during the Employment Term, Executive will be eligible to receive quarterly bonuses based upon achievement of standard bonus criteria established for other Company executives and dependent on Executive's duties and responsibilities at the Company. Such bonus opportunity shall be targeted at 15% of the Base Salary earned in each applicable fiscal quarter and shall be paid within thirty (30) days of the end of the applicable fiscal quarter. Executive will also be entitled to participate in any other management incentive programs that the Company provides to similarly-situated executives.

          (c)   Performance Bonus. In addition to the Base Salary and contingent upon Executive remaining employed by the Company, Executive shall receive a bonus payment of $5,000 per month in the form of forgiveness of the Loan (the "Per Month Loan Forgiveness") for a period of three (3) years from the Origination Date, subject to acceleration as provided in Section 4 hereof.

          (d)   Stock Option. Following the Effective Date, the Company will recommend to the Board that Executive be granted a stock option to purchase 2.5%, or 36,066,958 shares, of the Company's fully-diluted shares of Common Stock (measured as of the Final Closing (as defined in the Series A-1, A-2.1 and A-2.2 Preferred Stock Purchase Agreement dated October 29, 2002) of the Company's Series A-1 Preferred Stock financing) at an exercise price equal to the fair market value per share of the Company's Common Stock on the date of grant (the "Option"). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 8,265,464 of the shares subject to the Option on March 31st, 2003, and as to 1/48th of the shares subject to the Option each month thereafter, subject to Executive's continued service to the Company on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company's Stock Plan (the "Stock Plan") and the stock option agreement by and between Executive and the Company (the "Option Agreement"), both of which documents are incorporated herein by reference.

          (e)   Employee Benefits. During the Employment Term, Executive will be entitled to continue to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

        4.    Severance.

          (a)   Involuntary Termination During Severance Window. If, during the "Severance Window" (as defined herein), Executive's employment with the Company terminates for (i) "Good Reason" (as defined herein) by Executive or (ii) other than for "Cause" (as defined herein) by the Company, and Executive signs and does not revoke a standard release of claims with the Company, then (i) Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the six (6) month period following Executive's termination of employment, the Company shall pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Executive and his covered dependents on the day immediately preceding the date of such termination; (iii) Executive shall be entitled to receive an accelerated payment equal to six (6) month's of Per Month Loan Forgiveness, for total accelerated forgiveness of $30,000; and (iv) any options held by Executive to purchase shares of the Company's common stock shall immediately vest and become exercisable as to that number of shares, if any, that would have vested had Executive remained employed by the Company through the six (6) month period from the date of such termination.

          (b)   Involuntary Termination Following Severance Window. If, following the "Severance Window", Executive's employment with the Company terminates for (i) "Good Reason" by Executive or (ii) other than for "Cause" by the Company, and Executive signs and does not revoke a standard release of claims with the Company, then (i) Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of three (3) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the three (3) month period following Executive's termination of employment, the Company shall pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Executive and his covered dependents on the day immediately preceding the date of such termination; (iii) Executive shall be entitled to receive an accelerated payment equal to three (3) month's of Per Month Loan Forgiveness, for total accelerated forgiveness of $15,000; and (iv) any options held by Executive to purchase shares of the Company's common stock shall immediately vest and become exercisable as to that number of shares, if any, that would have vested had Executive remained employed by the Company through the three (3) month period from the date of such termination.

          (c)   Termination Following Change of Control. If within twelve (12) months following a "Change of Control" (as defined herein), Executive's employment with the Company terminates for (i) "Good Reason" by Executive or (ii) other than for "Cause" by the Company, and Executive signs and does not revoke a standard release of claims with the Company (or its successor corporation), then (i) Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the six (6) month period following Executive's termination of employment, the Company (or its successor) shall pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Executive and his covered dependents on the day immediately preceding the date of such termination; and (iii) any options held by Executive to purchase shares of the Company's common stock shall immediately vest and become exercisable as to that number of shares, if any, that would have vested had Executive remained employed by the Company (or its successor) through the twelve (12) month period from the date of such termination. In such event, Executive shall not be entitled to any additional severance benefits specified in Section 4(a) or Section 4(b).

          (d)   Voluntary Termination; Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive other than for Good Reason or for Cause by the Company, then (i) all vesting of any options held by Executive will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect.

        5.    Definitions.

          (a)   Cause. For purposes of this Agreement, "Cause" is defined as (i) an act of material dishonesty made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, (iii) Executive's gross misconduct, or (iv) Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

          (b)   Change of Control. For purposes of this Agreement, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

          (c)   Good Reason. For purposes of this Agreement, "Good Reason" is defined as any of the following, without Executive's express written consent, (i) a significant reduction of Executive's duties, position or responsibilities relative to Executive's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities, unless Executive is provided with comparable duties, position and responsibilities; provided, however, that neither (i) the Company's hiring of a new Chief Executive Officer following the Effective Date nor (ii) a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute Good Reason; (ii) a material reduction by the Company of Executive's Base Salary as in effect immediately prior to such reduction (other than in connection with a Company-wide salary reduction program applicable to similarly-situated executives); or (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from his current location.

          (d)   Severance Window. For purposes of this Agreement, "Severance Window" is defined as the period of time that begins on the Effective Date and ends on the date that is nine (9) months following the date, if ever, that the Company hires a new Chief Executive Officer.

        6.    Assignment.    This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

        7.    Notices.    All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

  If to the Company:

  Omneon Video Networks, Inc.
  965 Stewart Drive
  Sunnyvale, CA 94086
   Attn: Company Counsel

  If to Executive:

  at the last residential address known by the Company.

        8.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

        9.    Integration.    This Agreement, together with the Loan Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

        10.    Tax Withholding.    All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

        11.    Attorney Fees.    The Company agrees to pay the reasonable attorneys' fees incurred by Executive in connection with the negotiation and execution of this Agreement upon receipt of invoices for up to $5,000.

        12.    Governing Law.    This Agreement will be governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

        13.    Acknowledgment.    Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

OMNEON VIDEO NETWORKS, INC.

By:	Date:
Title:
EXECUTIVE:
/s/ LAWRENCE R. KAPLAN	Date:
Lawrence R. Kaplan

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  Exhibit 10.06